MDU RESOURCES DIRECTOR SCOTT RETIRES



BISMARCK, ND - Feb. 10, 2005 - MDU Resources Group, Inc. (NYSE:MDU) announces the retirement of Homer A. Scott, Jr. from its Board of Directors effective Feb. 10, 2005. Scott has been a member of the MDU Resources board since May 1981 and has served as a member of the finance, compensation and audit committees of the board. He also was chairman of the audit committee for 17 years. Scott's retirement is the result of a provision in the company's bylaws which requires that outside directors retire when they reach age 70.

"Scotty's expertise and insight will be missed by all the members of our Board of Directors," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "In addition to his knowledge of the financial side of business, he also has an extensive background in the construction materials industry. Scotty, through his long history with our corporation, has a broad knowledge of all of our lines of business. He is not only a hard worker, but also the type of person with whom everyone enjoys working. Scotty was a true advocate for our stockholders and has a talent for balancing their needs with those of our employees and customers."


MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to the energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, electric and natural gas utilities, natural gas pipelines and energy services, and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.